As filed with the Securities and Exchange Commission on June 3, 2021
Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
___________________________________
PINNACLE WEST CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

ARIZONA	86-0512431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 North Fifth Street, P.O. Box 53999
Phoenix, Arizona 85072-3999
(Address of Principal Executive Offices) (Zip Code)

___________________________________

PINNACLE WEST CAPITAL CORPORATION
2021 LONG-TERM INCENTIVE PLAN
(Full title of plan)

ROBERT E. SMITH
Pinnacle West Capital Corporation
400 North Fifth Street, MS 9068
Phoenix, Arizona 85004-3992
(Name and address of agent for service)

(602) 250-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Proposed
Title of		Proposed	Maximum	Amount of
Securities	Amount to be	Maximum Offering	Aggregate	Registration
to be Registered	Registered (1)	Price per Share(2)	Offering Price(2)	Fee
Common Stock	1,469,606 shares	$84.56	$124,269,883	$13,558

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that may become issuable under the Pinnacle West Capital Corporation 2021 Long-Term Incentive Plan in the event of certain changes in the outstanding shares, including stock splits, stock dividends, or other similar transactions.

(2)	Estimated solely for the purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices for shares of common stock on the New York Stock Exchange on June 1, 2021.

TABLE OF CONTENTS

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
EX-5.1
EX-23.1
EX-24.2

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Form S-8 will be delivered to each employee who is eligible to participate in the Pinnacle West Capital Corporation 2021 Long-Term Incentive Plan (the “Plan”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by Pinnacle West Capital Corporation (“Pinnacle West”) or by the Plan with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934 and are incorporated herein by reference, excluding in each case, information deemed furnished and not filed:

1.	Pinnacle West’s Form 10-K Report for the fiscal year ended December 31, 2020.

2.	Pinnacle West’s Form 10-Q Report for the fiscal quarter ended March 31, 2021.

3.	Pinnacle West’s Current Reports on Form 8-K filed March 3, 2021, April 1, 2021, May 7, 2021, May 21, 2021 and May 28, 2021.

4.
The description of Pinnacle West’s common stock included in its registration statement on Form 8-B, File No. 1-8962, as filed on July 25, 1985, and any amendment or report that we have filed (or will file after the date of this prospectus and prior to the termination of this offering) for the purpose of updating such description, including Exhibit 4.9 to Pinnacle West’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 24, 2021.

All documents subsequently filed by Pinnacle West or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents, excluding in each case, information deemed furnished and not filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the offered securities has been passed upon for Pinnacle West by Robert E. Smith, Senior Vice President and General Counsel of Pinnacle West. Mr. Smith is regularly employed by Pinnacle West, participates in various Pinnacle West employee benefit plans under which he may receive shares of common stock and currently beneficially owns less than one percent of the outstanding shares of common stock of Pinnacle West.

Item 6. Indemnification of Directors and Officers.

The Arizona Business Corporation Act (the “ABCA”) permits a corporation, under certain circumstances, to indemnify its present and former directors and officers against costs and expenses (including attorneys’ fees) reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings, whether or not authority for such indemnification is contained in the indemnifying corporation’s articles of incorporation or bylaws. Article TENTH of our Restated Articles of Incorporation eliminates and limits the personal liability of directors to the fullest extent permitted by the ABCA, as amended. Specific authority for indemnification of present and former directors and officers to the fullest extent permitted by applicable law is contained in Article VII of Pinnacle West’s Bylaws. Such indemnification is mandatory.

Under the ABCA, in order for a corporation to indemnify a director or officer, a majority of the corporation’s disinterested directors, special legal counsel, or the shareholders must find that the conduct of the individual to be indemnified was in good faith and that the individual reasonably believed that the conduct was in the corporation’s best interests (in the case of conduct in an “official capacity” with the corporation) or that the conduct was at least not opposed to the corporation’s best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgments, fines and amounts paid in settlement by such individuals, except that, in the case of a proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding. However, a corporation cannot indemnify a director in the cases noted in clause (ii) of the second sentence of the following paragraph. A corporation’s articles of incorporation may indemnify a director for conduct for which broader indemnification has been made permissible or mandatory under other provisions of the ABCA. Additionally, if the individual is an officer but not a director (or is both but is made a party to the proceeding solely because of an act or omission as an officer), a corporation may indemnify and advance expenses to the further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for (i) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or (ii) liability arising out of conduct that constitutes (a) receipt by the officer of a financial benefit to which the officer is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders or (c) an intentional violation of criminal law.

Indemnification under the ABCA is permissive, except in the event of a successful defense, in which case a director or officer must be indemnified against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding unless such indemnification is limited by the articles of incorporation. In addition, the ABCA requires Arizona corporations to indemnify any “outside director” (a director who, when serving as a director, is not an officer, employee or holder of more than five percent of any class of the corporation’s stock or the stock of any affiliate of the corporation) against liability unless (i) the corporation’s articles of incorporation limit such indemnification, (ii) the director is adjudged liable in a proceeding by or in the right of the corporation or in any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director, or (iii) a court determines, before payment to the outside director, that the director failed to meet the standards of conduct described in the preceding paragraph. With certain limitations, a court may also order that an individual be indemnified if the court finds that the individual is fairly and reasonably entitled to indemnification in light of all of the relevant circumstances, whether or not the individual has met the standards of conduct in this and the preceding paragraph or was adjudged liable as described above.

In addition, we have, from time to time, entered into and/or may enter into agreements to indemnify certain of our directors and officers to the fullest extent allowed by law, subject to certain exceptions. To the extent the Board or shareholders may in the future wish to limit or repeal our ability to provide indemnification to our officers and directors, such repeal or limitation may not be effective as to directors or officers who are parties to any indemnification agreements because their rights to full protection would be contractually assured by such agreements.

In Arizona, a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against liability asserted against or incurred by the individual arising from the individual’s status as a director or officer. We maintain insurance on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on our part out of the foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

There is currently no pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.

For information regarding our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 9 below.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Robert E. Smith, Pinnacle West Senior Vice President and General Counsel

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Robert E. Smith (included in Exhibit 5.1)

24.1	Power of Attorney (contained within the signature page hereto)

24.2	Resolutions of the Board of Directors re the Power of Attorney

    In addition to those Exhibits shown above, Pinnacle West hereby incorporates the following Exhibits pursuant to Rule 411 of Regulation C promulgated under the Securities Act by reference to the filings set forth below:

Exhibit No.	Description	Previously Filed as Exhibit	File No.	Date Filed

4.1	Articles of Incorporation, Restated as of May 21, 2008	Exhibit 3.1 to the Pinnacle West/APS June 30, 2008 Form 10-Q Report	1-8962	8-7-08

4.2	Bylaws, amended as of February 19, 2020	Exhibit 3.1 to the Pinnacle West/APS Current Report on Form 8-K dated February 25, 2020	1-8962	2-25-20
4.3	Specimen Certificate of Pinnacle West Common Stock, no par value	Exhibit 4.1 to the Pinnacle West Current Report on Form 8-K dated June 20, 2017	1-8962	6-20-17

4.4	Pinnacle West Capital Corporation 2021 Long-Term Incentive Plan	Appendix A to the Proxy Statement for Pinnacle West’s 2021 Annual Meeting of Shareholders	1-8962	4-01-21

a    Reports filed under File No. 1-8962 were filed in the office of the Securities and Exchange Commission located in Washington, D.C.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, state of Arizona, on June 3, 2021.

                        PINNACLE WEST CAPITAL CORPORATION

                        By: /s/ Jeffrey B. Guldner
                            Jeffrey B. Guldner
                            Chairman of the Board of Directors,
                            President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes Andrew Cooper, Theodore N. Geisler and Robert E. Smith, and each of them, as attorneys-in-fact, to sign his or her name on his or her behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments to this registration statement.

Signature	Title	Date
/s/ Jeffrey B. Guldner (Jeffrey B. Guldner, Chairman of the Board of Directors, President and Chief Executive Officer)	Principal Executive Officer and Director	June 3, 2021
/s/ Theodore N. Geisler (Theodore N. Geisler, Senior Vice President and Chief Financial Officer)	Principal Financial Officer	June 3, 2021
/s/ Elizabeth A. Blankenship (Elizabeth A. Blankenship, Vice President, Controller and Chief Accounting Officer)	Principal Accounting Officer	June 3, 2021
/s/ Glynis A. Bryan (Glynis A. Bryan)	Director	June 3, 2021
/s/ Denis A. Cortese (Denis A. Cortese, M.D.)	Director	June 3, 2021
/s/ Richard P. Fox (Richard P. Fox)	Director	June 3, 2021
/s/ Dale E. Klein, Ph. D. (Dale E. Klein, Ph.D.)	Director	June 3, 2021
/s/ Kathryn L. Munro (Kathryn L. Munro)	Director	June 3, 2021
/s/ Bruce J. Nordstrom (Bruce J. Nordstrom)	Director	June 3, 2021
/s/ Paula J. Sims (Paula J. Sims)	Director	June 3, 2021
/s/ William H. Spence (William H. Spence)	Director	June 3, 2021
/s/ James E. Trevathan (James E. Trevathan)	Director	June 3, 2021
/s/ David P. Wagener (David P. Wagener)	Director	June 3, 2021